Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055

NYSE Symbol: SEM
Select Medical Corporation Launches Tender Offer
and Consent Solicitation for 7 5/8% Senior Subordinated Notes due 2015
MECHANICSBURG, PENNSYLVANIA — April 25, 2011 — Select Medical Holdings Corporation (“Holdings”) (NYSE: SEM), today announced that Select Medical Corporation (“Select”) has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $611,500,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2015 (CUSIP No. 816196AJ8) (the “Notes”). The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated April 25, 2011 (the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on Friday, May 20, 2011 unless extended (the “Expiration Date”). The Tender Offer and Consent Solicitation are being conducted in connection with Select’s negotiation of a new senior credit facility which it expects to enter into. A portion of the proceeds from the new senior credit facility are expected to fund the purchase of any tendered Notes that are accepted for repurchase.
Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on Friday, May 6, 2011, unless extended (the “Early Tender Deadline”), shall receive the total consideration equal to $1,027.92 per $1,000 principal amount of the Notes, which includes a consent payment of $2.50 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Early Tender Deadline and accepted for purchase could receive payment as early as May 6, 2011, though Select currently expects to make payment on or around May 23, 2011.
Holders who validly tender their Notes after the Early Tender Deadline but on or prior to the Expiration Date shall receive the tender offer consideration equal to $1,025.42 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Early Tender Deadline will not receive a consent payment.
Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes, Select will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn after the Early Tender Deadline, except as required by law.
The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (ii) Select’s entry into a new senior credit facility or other debt financing on terms reasonably satisfactory to Select and resulting in the issuance of indebtedness having an aggregate principal amount of not less than $1.5 billion, as more fully described in the Offer to Purchase. There can be no assurances that Select will enter into a new senior credit facility or that the proceeds therefrom, when combined with Select’s other available funds, will be sufficient to pay the total consideration in connection with the Offer.

The Company has engaged J.P. Morgan Securities LLC and Goldman, Sachs & Co. as Dealer Managers and Solicitation Agents for the Offer. Persons with questions regarding the Offer should contact J.P. Morgan Securities LLC at (800) 245-8812 (toll free) or (212) 270-3994 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-5128 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 (bank and brokers) or at (800) 628-8510 (toll free).
This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
Company Information and Forward Looking Statements
Select Medical Holdings Corporation is a leading operator of specialty hospitals in the United States. As of March 31, 2011, Holdings operated 110 long term acute care hospitals and eight acute medical rehabilitation facilities in 28 states. Holdings is also a leading operator of outpatient rehabilitation clinics in the United States, with approximately 945 locations in 35 states and the District of Columbia. Holdings also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Holdings is available at http://www.selectmedicalholdings.com/
This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties and Holdings cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Date, Early Tender Deadline and possible completion of the Offer and Select’s entry into a new senior credit facility and the amount and use of proceeds therefrom. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Holdings does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.
Contact:
Investor inquiries:
Joel T. Veit
Vice President & Treasurer
717/972-1100
ir@selectmedicalcorp.com
SOURCE: Select Medical Holdings Corporation